Exhibit 2

TO THE SHAREHOLDERS:

     At the Company's annual shareholder meeting held August 29, 1997, Company personnel advised the shareholders that they believed notice of meeting had been inadequate due to inadvertent failure to mail notice to beneficial owners of stock held in street name, although there appeared to be sufficient shares present to constitute a quorum and ballots were accepted at the meeting. The following week the Company mailed a letter to shareholders advising them that the meeting would be rescheduled.

     Following the mailing, a shareholder demanded through his attorney that the Company disclose the results of the tallies of the August 29, 1997 ballots and proxies under threat of litigation. The shareholder claimed that the meeting was valid and that proper notice had been given. After reviewing the matter, the Company has concluded that the request for disclosure is reasonable and reports the following tallies:

         Management's Nominees    Votes in Favor
         ---------------------------------------
         Larry E. Clark              2,138,168
         John R. Merendino           2,119,414
         David L. Dingman            2,119,414
         Richard Bruggeman           2,158,168

         "Write in" Names         Votes in Favor
         ---------------------------------------
          J. Lynn Smith               1,965,230
          Jim Pingree                 1,965,230

         Not Voting "For" Any Person
         ---------------------------------------
                                        390,300

         Ratification of Appointment of Auditors
         ---------------------------------------
         For                          2,086,983
         Against                            0
         Abstain                            0

     Based upon the foregoing, the Company concluded that the Board of Directors was re-elected at the meeting and that the appointment of Arthur Andersen LLP was ratified.

                                        INMEDICA DEVELOPMENT CORPORATION

                                        THE BOARD OF DIRECTORS



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